Exhibit 10.1

WALKER & DUNLOP, INC.

NON-EXECUTIVE DIRECTOR COMPENSATION RATES

On August 9, 2011, the board of directors (the “Board”) of Walker & Dunlop, Inc. (the “Company”), adopted new compensation rates for the service of each of its non-executive Board members.  The Company approved the payment of an additional $15,000 in cash and $15,000 in shares of the Company’s restricted stock to each non-executive director for their current service on the Board for the period ending on the date of the Company’s 2012 Annual Meeting.

Furthermore, the Company approved new annual retainer and committee rates for non-executive board members elected at the Company’s 2012 Annual Meeting.  The following represents a summary of the new annual retainer rates for non-executive board members as well as for committee member and chairperson service, as a result of the newly adopted compensation rates:

Compensation Component	Rate

Annual Retainer	$45,000 in cash, $45,000 in restricted stock(1)

Committee Chair Retainers(2)	Audit - $15,000 Compensation - $10,000 Others - $10,000

Committee Member Retainers	All Committees: $5,000

(1)          The non-executive director grants of restricted stock vest on the one-year anniversary of the date of grant, subject to the non-executive director’s continued service on the Board.

(2)          Committee chairpersons will receive the Committee Chair Retainer in lieu of a Committee Member Retainer for service on the committee they chair.

The Company also reimburses each of its directors for their travel expenses incurred in connection with their attendance at full Board and committee meetings.